                                                                  Exhibit (a)(1)
                               NMT MEDICAL, INC.

                  OFFER TO EXCHANGE OUTSTANDING OPTIONS HAVING

        AN EXERCISE PRICE OF $4.00 PER SHARE OR GREATER FOR NEW OPTIONS

--------------------------------------------------------------------------------
THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., BOSTON, MASSACHUSETTS TIME,
               ON APRIL 23, 2001, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

     NMT Medical, Inc. is offering its employees the opportunity to exchange certain outstanding stock options having an exercise price of $4.00 per share (the "eligible options") for new options that we will grant to purchase shares of our common stock (the "new options"). If you wish to accept this offer, you must return all of your eligible options. No partial returns will be accepted.

     We are making this offer upon the terms and subject to the conditions described in this "Offer to Exchange" and in the related Cover Letter and attached Summary of Terms (which together, as they may be amended from time to time, constitute the "offer"). This offer is not conditioned upon a minimum number of options being exchanged. This offer is subject to conditions that we describe in section 6 of this Offer to Exchange.

     WHICH OPTIONS ARE ELIGIBLE OPTIONS? All options having an exercise price of $4.00 per share or greater that are currently outstanding under our 1994 Stock Option Plan, 1996 Stock Option Plan, as amended, and 1998 Stock Incentive Plan and a nonstatutory stock option grant made on May 6, 1996 pursuant to an agreement dated as of February 20, 1997 between Randall W. Davis and NMT Medical are eligible options.

     WHO CAN PARTICIPATE IN THE EXCHANGE? You can participate in this exchange if you were and are an employee of NMT Medical or one of its subsidiaries from March 27, 2001 through the date this offer expires.

     HOW MANY NEW OPTIONS WILL I RECEIVE? Each new option will be exercisable for a percentage of the number of shares of common stock subject to the eligible option. The percentage is determined by the exercise price per share of your eligible option as follows:

      Price Per Share                                   % OF ELIGIBLE OPTION
     of Eligible Option                                 SHARES TO BE GRANTED
     ------------------                                 --------------------
     $4.00 or greater but less than or equal to $5.00            65%
     $5.01 or greater but less than or equal to $7.50            40%
     $7.51 or greater                                            20%

     The minimum option grant will be for 250 shares of common stock regardless of the eligible option exchanged. For example, an eligible option to purchase 1,000 shares of common stock at an exercise price per share of $4.00, will be exchanged for a new option to purchase 650 shares of common stock at the new exercise price per share. Also, an eligible option to purchase 100 shares of common stock at an exercise price of $6.00 per share will be exchanged for a new option to purchase 250 shares of common stock at the new exercise price per share. The exact number of option shares that you have now and that you would have if you accepted the exchange is set forth in the enclosed Election Form.

     WHAT IS THE EXERCISE PRICE OF THE NEW OPTIONS? Each new option will have an exercise price equal to the closing price for the common stock as quoted on The Nasdaq National Market on March 27, 2001, the option grant date.

     WHAT IS THE VESTING PERIOD AND TERM OF THE NEW OPTIONS? Each new option will vest in equal annual installments over a four-year period beginning on the option grant date, March 27, 2001. Accordingly, the first vest date will be March 27, 2002, when 1/4 (25%) of the number of shares subject to each new option will be vested and exercisable. On March 27, 2005, the new options will be fully vested and exercisable. In addition, each new option will become immediately exercisable in full upon an acquisition event of NMT as described more fully in section 1 of the Offer to Exchange. Each new option will have a ten-year term that expires on March 26, 2011.

     WHAT DOES THE COMPANY RECOMMEND THAT I DO? The Board of Directors has approved this offer and recommends that employees accept it. The new options will have a lower exercise price and accelerated vesting upon an acquisition event of NMT Medical. The Board of Directors believes that, in general, the offer creates a better chance for employees to obtain value from their options in the short-term. The Board of Directors recognizes that the decision to accept is an individual one that should be based on a variety of factors and you should consult with your personal advisors if you have questions about your financial or tax situation.

     Shares of our common stock are quoted on The Nasdaq National Market under the symbol "NMTI". On March 23, 2001, the closing price of our common stock on The Nasdaq National Market was $1.75 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your options.

     You should direct questions about this offer or requests for assistance or for additional copies of the Offer to Exchange or the Cover Letter with the Summary of Terms to Philip A. Hoffstein of NMT Medical at (617) 737-0930.

                                   IMPORTANT

     Regardless of whether you accept or reject this offer, you must complete and sign the Election Form and return it to Philip A. Hoffstein before 5 p.m., Boston, Massachusetts Time, on April 23, 2001. You do not need to return your stock option letter agreements for your eligible options to effectively elect to accept this offer.

     The Board of Directors recommends that you accept this offer. The Board of Directors recognizes that the decision to accept is an individual one that should be based on a variety of factors and that you should consult your personal advisors if you have questions about your financial or tax situation. The information about this offer from NMT Medical is limited to this document and the enclosed cover letter and attached summary of terms.

                               TABLE OF CONTENTS

                                                                            Page
                                                                           -----
Summary Term Sheet.........................................................   1

The Offer..................................................................   5
 1.  Number Of Options; Expiration Date....................................   5
 2.  Purpose Of The Offer..................................................   5
 3.  Procedures............................................................   6
 4.  Change In Election....................................................   7
 5.  Cancellation of Eligible Options And Issuance Of New Options..........   7
 6.  Conditions Of The Offer...............................................   8
 7.  Price Range Of Common Stock...........................................   9
 8.  Source And Amount Of Consideration; Terms Of New Options..............   9
 9.  Information About NMT Medical, Inc....................................  11
10.  Interests Of Directors And Officers; Transactions And Arrangements
      About The Options....................................................  12
11.  Status Of Options Acquired By Us In The Offer; Accounting
      Consequences Of The Offer............................................  12
12.  Legal Matters; Regulatory Approvals...................................  13
13.  Material U.S. Federal Income Tax Consequences.........................  13
14.  Extension Of Offer; Termination; Amendment............................  13
15.  Fees And Expenses.....................................................  14
16.  Additional Information................................................  14
17.  Forward Looking Statements; Miscellaneous.............................  15

Schedule A Information About The Directors And Executive Officers
 Of NMT Medical, Inc.......................................................  16


                              SUMMARY TERM SHEET

     The following are answers to some of the questions that you may have about this offer. We urge you to carefully read the remainder of this Offer to Exchange and the accompanying Cover Letter because the information in this summary is not complete. We have included references to the relevant sections of this Offer to Exchange where you can find a more complete description of the topics in this summary.

Q.1.  WHAT SECURITIES ARE WE OFFERING TO EXCHANGE?

     We are offering to exchange all outstanding stock options having an exercise price of $4.00 per share or greater that are outstanding under any of the option plans, including a nonstatutory option grant made on May 6, 1996 to Mr. Randall W. Davis pursuant to an agreement, dated as of February 20, 1997, between NMT Medical and Mr. Davis, held by individuals who are employees of NMT Medical or one of its subsidiaries from March 27, 2001 through April 23, 2001, the expiration date of this Offer to Exchange expires. (Section 1)

Q.2.  WHY ARE WE MAKING THE OFFER?

     We as a company are philosophically committed to the concept of employees as owners, and in light of the recent stock market volatility, many of our outstanding options have exercise prices that are significantly higher than the current market price of our common stock. We felt it appropriate to offer this exchange program will help us advance our philosophy.

Q.3.  ARE THERE CONDITIONS TO THE OFFER?

     The offer is subject to a number of conditions, including the conditions described in Section 6. However, the offer is not conditioned on a minimum number of option holders accepting the offer or a minimum number of options being exchanged.

Q.4. ARE THERE ANY ELIGIBILITY REQUIREMENTS I MUST SATISFY IN ORDER TO RECEIVE THE NEW OPTIONS?

     You must have been an employee of NMT Medical or one of our subsidiaries from March 27, 2001 through the date the offer expires. If you are not an employee of NMT Medical or one of our subsidiaries on each of those dates, you will not be eligible to accept this offer.

Q.5. WHAT IF I AM AN EMPLOYEE OF NMT MEDICAL WHEN THE OFFER EXPIRES, BUT NOT AN EMPLOYEE ON MARCH 27, 2002 WHEN THE NEW OPTIONS FIRST VEST?

     If you will not be an employee on March 27, 2002 when the new options first vest, we recommend that you not accept the offer. Your eligible options may currently be fully or partially vested. If you do not accept the offer, then when your employment with NMT Medical ends, you generally will be able to exercise your eligible options for three months to the extent those options are vested on the day your employment ends. However, if you accept the offer, your eligible options will be cancelled. The new options you receive will not vest at all before your employment ends. As a result, when your employment ends, you will not be able to exercise the new options.

Q.6.  HOW MANY NEW OPTIONS WILL I RECEIVE IN EXCHANGE FOR THE OPTIONS I RETURN?

          Each new option will be exercisable for a percentage of the number of shares of common stock subject to the eligible option. The percentage is determined by the exercise price per share of your eligible option as follows:


    PRICE PER SHARE                                  % OF ELIGIBLE OPTION
   OF ELIGIBLE OPTION                                SHARES TO BE GRANTED
   ------------------                                --------------------
   $4.00 or greater but less than or equal to $5.00            65%

   $5.01 or greater but less than or equal to $7.50            40%

   $7.51 or greater                                            20%


     The minimum option grant will be for 250 shares of common stock regardless of the eligible option exchanged. If you have an eligible option to purchase 100 shares of common stock at an exercise price of $6.00 per share, then you will
receive a new option to purchase 250 shares of common stock.    The exact number
of option shares that you have now and that you would have if you accepted the offer is set forth in the enclosed Election Form.

     Here are some examples:

     If you return an eligible option to purchase 1,000 shares of common stock at an exercise price of $4.00 per share, then you will receive a new option to purchase 650 shares of common stock (65% of 1,000 shares) at the new exercise price per share. We will not grant any new options for less than 250 shares.

     If you return an eligible option to purchase 1,000 shares of common stock at an exercise price of $6.00 per share, then you will receive a new option to purchase 400 shares of common stock (40% of 1,000 shares) at the new exercise price per share. We will not grant any new options for less than 250 shares.

     If you return an eligible option to purchase 1,000 shares of common stock at an exercise price of $8.00 per share, then you will receive a new option to purchase 200 shares of common stock (20% of 1,000 shares) at the new exercise price per share. We will not grant any new options for less than 250 shares.

     If you return an eligible option to purchase 100 shares of common stock at an exercise price of $4.00 per share, then you will receive a new option to purchase 250 shares of common stock at the new exercise price per share.

Q.7.  WHEN WILL I RECEIVE MY NEW OPTIONS?

     The new options will have a grant date of March 27, 2001. We expect to distribute the new option agreements within six to eight weeks after the expiration of this offer.

Q.8.  WHAT WILL THE EXERCISE PRICE OF THE NEW OPTIONS BE?

     The new options will have an exercise price equal to the closing price for the NMT Medical common stock as quoted on The Nasdaq National Market on the grant date, March 27, 2001. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your options. (Section 8)

     We will tell you what the exercise price for the new options is shortly after the grant date by posting the exercise price on the NMT Medical intranet home page in addition to filing an amendment to the Schedule TO with the Securities and Exchange Commission.

Q.9.  WHEN WILL THE NEW OPTIONS VEST?

     Each new option will vest in equal annual installments over a four-year period beginning on option grant date, March 27, 2001. Accordingly, the first vest date will be March 27, 2002, when 1/4 (25%) of the number of shares subject to each new option will be vested and exercisable. On March 27, 2005, the new options will be fully vested and exercisable. In addition, each new option will become immediately exercisable in full upon an acquisition event of NMT as described more fully in Section 1 of the Offer to Exchange.

     For example, if we grant a new option for 1,000 shares of common stock to you:

     .  Your right to purchase 250 shares will vest on March 27, 2002; and

     . Your right to purchase an additional 250 shares will vest on each anniversary of the grant date. The new option will become fully vested as of March 27, 2005.

Q.10.  WHEN WILL THE NEW OPTIONS EXPIRE?

     The new options will expire at 11:59 p.m., Boston, Massachusetts Time, on March 26, 2011.

Q.11. WILL I HAVE TO WAIT LONGER TO PURCHASE COMMON STOCK UNDER MY NEW OPTIONS THAN I WOULD UNDER THE OPTIONS I EXCHANGE?

     Yes, to the extent your eligible options vested before March 27, 2002.
The new options you receive will not be vested, even if the options you exchange are fully or partially vested. You will not be able to exercise the new options until March 27, 2002 when 1/4 of the new options will vest.

Q.12. IF I ELECT TO EXCHANGE ELIGIBLE OPTIONS, DO I HAVE TO EXCHANGE ALL OF MY ELIGIBLE OPTIONS OR CAN I JUST EXCHANGE SOME OF THEM?

     Even if you have more than one eligible option, then you must exchange all of your eligible options. For example, if you have three option grants at different exercise prices ($1.50, $4.00 and $10.00, respectively), and you accept the offer, you must exchange the $4.00 and $10.00 options. You will not be able to exchange the $1.50 option.

Q.13.  WILL I HAVE TO PAY TAXES IF I EXCHANGE MY OPTIONS IN THE OFFER?

     If you accept the offer, you will not recognize income for U.S. federal income tax purposes at the time of the exchange or at the time we grant new options to you. We recommend that you consult with your own tax advisor to determine the tax consequences of accepting the offer. If you are an employee based outside of the United States, we recommend that you consult with your own tax advisor to determine the tax and social contribution consequences of this transaction under the laws of the country in which you live and work. (Section
13)

Q.14. IF MY CURRENT OPTIONS ARE INCENTIVE STOCK OPTIONS, WILL MY NEW OPTIONS BE INCENTIVE STOCK OPTIONS?

     Yes.   All new options are intended to be incentive stock options.
            (Section 13)

Q.15. IF I HAVE INCENTIVE STOCK OPTIONS, WHAT HAPPENS IF I ELECT NOT TO EXCHANGE THEM IN THIS OFFER?

     You will not be subject to current income tax if you do not elect to exchange your eligible incentive stock options for new options.

     If your eligible option is an incentive stock option and you do not accept the offer, for federal tax income purposes only, your option will be treated as if it were cancelled and granted as a new option on the date of the offer. In such a case, the option will remain an incentive stock option, except to the extent the deemed re-grant causes more than $100,000 of stock to become vested under incentive stock options during the calendar year 2001. Any amount in excess of $100,000 will be treated as a nonqualified stock option. NMT Medical believes that no one's options will exceed the $100,000 limitation during 2001 if they do not accept the offer. In addition, the grant date of the offer (March 27, 2001), rather than the date it was originally granted. If your eligible option is a nonqualified stock option there will be no tax consequences of not accepting the offer. (Section 13)

Q.16.  WHAT ACCOUNTING IMPACT WILL THE OFFER HAVE ON NMT MEDICAL?

     As a result of our decision to extend this offer to our employees, all new options and all eligible options that are not exchanged and cancelled under this offer will be treated for financial reporting purposes as variable awards. This means that we will be required to record the non-cash accounting impact of decreases and increases in NMT Medical's stock price in compensation expense in connection with the new options and any eligible options that are not exchanged and cancelled under the offer. We will have to continue this variable accounting with respect to these options until the options are exercised, forfeited or terminated. The higher the market value of our common stock, the greater the compensation expense we will record.

Q.17. WHEN DOES THE OFFER EXPIRE? CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL I KNOW IF IT IS EXTENDED?

     The offer expires on April 23, 2001, at 5 p.m., Boston, Massachusetts Time, unless we extend it.

     Although we do not currently intend to do so, we may, in our discretion, extend the offer at any time. If we extend the offer, we will publicly announce the extension. (Section 14)

Q.18.  WHAT DO I NEED TO DO?

     Whether you accept the offer or not, you need to make your election and sign the Election Form and deliver it to Philip A. Hoffstein before 5 p.m., Boston, Massachusetts Time, on April 23, 2001. If you have questions about delivery, you may contact Philip A. Hoffstein at (617) 737-0930. You should review the Offer to Exchange, the Cover Letter and Summary of Terms, the Election Form and all of their attachments before making your election. We will only accept a paper copy of your Election Form. Delivery by email will not be accepted.

     If we extend the offer beyond April 23, 2001, then you must sign and
deliver the Election Form before the extended expiration of the offer.   We may
reject any eligible options to the extent that we determine the Election Form is not properly completed or to the extent that we determine it would be unlawful to accept the options. Although we may later extend, terminate or amend the offer, we currently expect to exchange all properly exchanged options promptly after the offer expires on March 27, 2001. If you do not sign and deliver the Election Form before the offer expires, it will have the same effect as if you rejected the offer.

Q.19.  DURING WHAT PERIOD OF TIME MAY I CHANGE MY PREVIOUS ELECTION?

     You may change your previous election at any time before 5 p.m., Boston, Massachusetts Time, on April 23, 2001. If we extend the offer beyond that time, you may change your previous election at any time until the extended expiration of the offer. To change your election, you must deliver a change of election form to Philip A. Hoffstein before the offer expires. You may change your election more than once.

Q.20.  WHAT HAPPENS TO MY OPTIONS IF I DO NOT ACCEPT THE OFFER TO EXCHANGE?

     Nothing. If you do not accept the offer, you will keep all of your current options and you will not receive any new options. No changes will be made to your current options. However, if you currently have incentive stock options that are eligible options under this offer and you do not accept the offer, see Question 15 above.

Q.21.  WHAT DO WE AND OUR BOARD OF DIRECTORS THINK OF THE OFFER?

     The Board of Directors has approved this offer and recommends that employees accept it. The new options will have a lower exercise price and accelerated vesting upon an acquisition event of NMT Medical. The Board of Directors recognizes that the decision to accept the offer is an individual one that should be based on a variety of factors and you should consult with your personal advisors if you have questions about your financial or tax situation.

Q.22.  WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

     For additional information or assistance, you should contact Philip A. Hoffstein at (617) 737-0930.

                                   THE OFFER

1.  NUMBER OF OPTIONS; EXPIRATION DATE.

     We are offering to exchange new options to purchase common stock in return for all eligible options. Eligible options are all outstanding options that have an exercise price of $4.00 per share or greater. In addition, this offer does not include the class of options held by option holders who have not been employees of NMT Medical or one of its subsidiaries from March 27, 2001 through the date the offer expires.

     If you accept the offer, then you must return all of your options having an exercise price of more than $4.00 per share. We will not exchange partial returns. Our offer is subject to the terms and conditions described in this Offer to Exchange, and the Cover Letter and attached Summary of Terms. We will only exchange options that are properly returned and not validly withdrawn in accordance with section 5 of this Offer to Exchange before the offer expires on the "expiration date" as defined below.

     Each new option will vest in equal annual installments over a four-year period beginning on the first anniversary of the option grant date, March 27, 2001. Accordingly, the first vest date will be March 27, 2002, when 1/4 (25%) of the number of shares subject to each new option will be vested and exercisable. On March 27, 2005, the new options will be fully vested and exercisable. In addition, each new option will become immediately exercisable in full upon an acquisition event of NMT Medical as long as you are an employee of NMT Medical or one of its subsidiaries at such time. An acquisition event of NMT Medical includes (a) any merger or consolidation of NMT Medical with or into another entity as a result of which the common stock of NMT Medical is converted into or exchanged for the right to receive cash, securities or other property or
(b) any exchange of shares of NMT Medical for cash, securities or other property pursuant to a statutory share exchange transaction or (c) the liquidation, dissolution or other similar event involving NMT Medical.

     We will not issue any options exercisable for fractional shares, and will
round up all fractional shares.   The minimum option grant will be for 250
shares, regardless of the eligible options exchanged. The exact number of option shares that you have now and that you would have if you accepted the exchange is set forth in the enclosed Election Form. We will issue all new options under either our 1996 Stock Option Plan, as amended, or 1998 Stock Incentive Plan. In addition, we will enter into a new option agreement with you in substantially the form of the option agreements attached to this Offer to Exchange.

     The term "expiration date" means 5 p.m., Boston, Massachusetts Time, on April 23, 2001, unless and until we, in our discretion, extend the period of time during which the offer will remain open. If we extend the period of time during which the offer remains open, the term "expiration date" will refer to the latest time and date at which the offer expires. See section 14 for a description of our rights to extend, delay, terminate and amend the offer.

     We will publish a notice if we decide to take any of the following actions:

     . we increase or decrease what we will give you in exchange for your options; or

     . we increase or decrease the number of options eligible to be exchanged in the offer.

     If the offer is scheduled to expire within ten business days from the date we notify you of such an increase or decrease, we will also extend the offer for a period of ten business days after the date the notice is published.

     A "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Boston, Massachusetts Time.

2.  PURPOSE OF THE OFFER.

     Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. By making this offer we intend to maximize stockholder value by creating better performance incentives for, and thus increasing retention of, our employees.

     Except as otherwise described in this Offer to Exchange or in our filings with the Securities and Exchange Commission, we presently have no plans or proposals that relate to or would result in:

     . an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our material subsidiaries;

     . purchase or sale of a material amount of our assets or any subsidiary's assets;

     . any material change in our present dividend rate or policy, or our indebtedness or capitalization;

     . any change in our present board of directors or senior management, including a change in the number or term of directors or to fill any existing board vacancies or change any executive officer's material terms of employment;

     .  any other material change in our corporate structure or business;

     . our common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

     . our common stock becoming eligible for termination of registration pursuant to section 12(g)(4) of the Securities Exchange Act of 1934, as amended;

     .  the suspension of our obligation to file reports pursuant to section 15(d) of the Securities Exchange Act;

     . the acquisition by any person of any of our securities or the disposition by any person of any of our securities, other than in connection with the option plans; or

     . any change to our certificate of incorporation or bylaws, or any actions which may make it more difficult for any person to acquire control of NMT Medical.

     Although NMT Medical has no plans or proposals that would result in the common stock not being authorized for quotation on The Nasdaq National Market, on January 26, 2001, NMT Medical received a letter from The Nasdaq National Market indicating that The Nasdaq National Market had determined to delist our common stock. We requested that The Nasdaq National Market reverse its determination at a hearing held on March 22, 2001. Based on our review of our year-end financial statements, we believe that we are in compliance with all of Nasdaq National Market's maintenance requirements. Members of the hearing panel indicated that we should receive final determination by mid April.

     The Board of Directors has approved this offer and recommends that employees accept it. The new options will have a lower exercise price and accelerated vesting upon an acquisition event of NMT Medical. The Board of Directors recognizes that the decision to accept the offer is an individual one that should be based on a variety of factors and you should consult with your personal advisors if you have questions about your financial or tax situation.

3.  PROCEDURES.

     MAKING YOUR ELECTION. To make your election to accept or reject this offer, you must make your election, sign and deliver the Election Form and any other required documents to Philip A. Hoffstein at NMT Medical before the expiration date. We will only accept a paper copy of your Election Form. Delivery by email will not be accepted. You do not need to return your stock option agreements for your eligible options to effectively elect to accept the offer.

     DETERMINATION OF VALIDITY; REJECTION OF OPTIONS; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. We will determine, in our discretion, all questions as to the number of shares subject to eligible options or retained options, and the validity, form, eligibility (including time of receipt) and acceptance of Election Forms and Change of Election Forms. Our determination of these matters will be final and binding on all parties. We may reject any or all Election Forms, Change of Election Forms or returned options to the extent that we determine they were not properly executed or delivered or to the extent that we determine it is unlawful to accept the returned options. Otherwise, we will accept properly and timely returned Election Forms which are not validly withdrawn. We may waive any of the conditions of the offer or any defect or irregularity in any Election Form or Change in Election Form with respect to any particular options or any particular option holder. No options will be properly returned until all defects or irregularities have been cured by the option holder returning the options or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities involved in the return of any options, and no one will be liable for failing to give notice of any defects or irregularities.

     YOUR ACCEPTANCE CONSTITUTES AN AGREEMENT. If you elect to exchange your options and you return your eligible options according to the procedures described above, your acceptance will form a binding agreement between us and you on the terms and subject to the conditions of this offer unless you withdraw your acceptance and subject to our right to terminate the offer.

4.  CHANGE IN ELECTION.

     You may only change your election by following the procedures described in this section 4. If you elect to accept the offer and exchange your options and you later want to change your election to reject the offer, you must reject the offer with respect to all your eligible options. No partial rejections will be accepted. Similarly, if you elect to reject the offer and you later want to change your election to accept the offer and exchange your options, you must accept the offer with respect to all of your eligible options. We will only accept a paper copy of your Change in Election Form. Delivery by e-mail will not be accepted.

     You may change your election at any time before 5 p.m., Boston, Massachusetts Time, on April 23, 2001. If we extend the offer beyond that time, you may change your election at any time until the extended expiration of the offer.

     To change your election, you must deliver a Change in Election Form to Philip A. Hoffstein before the offer expires. The Change in Election Form must be signed by you, have your name on it, and must clearly indicate whether you elect to accept or reject the offer.

     Neither we nor any other person is obligated to give notice of any defects or irregularities in any Change in Election Form, and no one will be liable for failing to give notice of any defects or irregularities. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of Change in Election Forms. Our determinations of these matters will be final and binding.

5.  CANCELLATION OF ELIGIBLE OPTIONS AND ISSUANCE OF NEW OPTIONS.

     On the terms and subject to the conditions of this offer and as promptly as practicable following the expiration date, we will timely exchange the eligible options for cancellation, and cancel all options properly returned and not validly withdrawn before the expiration date. Within six to eight weeks after expiration of this offer, you will receive your new option agreement. The new options will have a grant date of March 27, 2001.

     Your new options will entitle you to purchase the amount of NMT Medical common stock set forth on the Election Form. This number has been calculated using the formula for new options described in section 1. If you were not an employee of NMT Medical or one of our subsidiaries from March 27, 2001 through the expiration date of this offer, you will not be eligible to accept this offer.

We will send each option holder who accepted the offer and did not withdraw prior to the expiration date, an option agreement evidencing the new options that we granted to the option holder.

6.  CONDITIONS OF THE OFFER.

     We may terminate or amend the offer, or postpone our acceptance and cancellation of any options returned to us, in each case, subject to Rule 13e-4(f)(5) promulgated under the Securities Exchange Act, if at any time on or after March 27, 2001 and before the expiration date, we determine that any of the following events has occurred, and, in our reasonable judgment, makes it inadvisable for us to proceed with the offer:

     . any action or proceeding by any government agency, authority or tribunal or any other person, domestic or foreign, is threatened or pending before any court, authority, agency or tribunal that directly or indirectly challenges the making of the offer, the acquisition of some or all of the returned options, the issuance of new options, or otherwise relates to the offer or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or other), income, operations or prospects or materially impair the benefits we believe we will receive from the offer;

     . any action is threatened, pending or taken, or any approval is withheld, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

        (a) make it illegal for us to accept some or all of the eligible options or to issue some or all of the new options or otherwise restrict or prohibit consummation of the offer or otherwise relate to the offer;

        (b) delay or restrict our ability, or render us unable, to accept the eligible options for exchange and cancellation or to issue new options for some or all of the exchanged eligible options;

        (c) materially impair the benefits we believe we will receive from the offer; or

        (d) materially and adversely affect our business, condition (financial or other), income, operations or prospects;

     .  there is:

        (a) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

        (b) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

        (c) the decline of the Dow Jones Industrial Average, The Nasdaq National Market or the Standard and Poor's Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on March 27, 2001;

     . another person publicly makes or proposes a tender or exchange offer for some or all of our common stock, or an offer to merge with or acquire us, or we learn that:

        (a) any person, entity or "group," within the meaning of section 13(d)(3) of the Securities Exchange Act, has acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before March 27, 2001;

        (b)  any such person, entity or group that has filed a Schedule 13D or
             Schedule 13G with the SEC on or before March 27, 2001 has acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

        (c) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement that it intends to acquire us or any of our assets or securities; or

     . any change or changes occurs in our business, condition (financial or other), assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to us.

     The conditions to the offer are for our benefit. We may assert them in our discretion before the expiration date and we may waive them at any time and from time to time, whether or not we waive any other condition to the offer. Our failure to exercise any of these rights is not a waiver of any of these rights. The waiver of any of these rights with respect to particular facts and circumstances is not a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this section 6 will be final and binding upon everyone.

7.  PRICE RANGE OF COMMON STOCK.

     Our common stock is quoted on The Nasdaq National Market under the symbol "NMTI". The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as reported by The Nasdaq National Market.

                      Quarter ended                        High          Low
                      -------------                        ----          ---
Fiscal Year 1999
  March 31, 1999.................................         $5.63         $3.25
  June 30, 1999..................................          4.50          2.38
  September 30, 1999.............................          7.50          2.75
  December 31, 1999..............................          3.13          1.75
Fiscal Year 2000
  March 31, 2000.................................          6.00          2.88
  June 30, 2000..................................          4.75          2.69
  September 30, 2000.............................          4.00          2.06
  December 31, 2000..............................          2.25          0.81
Fiscal Year 2001
  March 31, 2001 (through March 23, 2001)........          2.00          1.13

     As of March 23, 2001, the last reported sale price of our common stock, as quoted by The Nasdaq National Market, was $1.75 per share.

     We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your options.

8.  SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS.

     CONSIDERATION. Each new option will vest in equal annual installments over a four-year period beginning on the first anniversary of the option grant date, March 27, 2001. Accordingly, the first vest date will be March 27, 2002, when 1/4 (25%) of the number of shares subject to each new option will be vested and exercisable. On

March 27, 2005, the new options will be fully vested and exercisable. In addition, each new option will become immediately exercisable in full upon an acquisition event of NMT as described more fully in section 1.

     If all outstanding eligible options are exchanged, we will grant new options to purchase a total of 159,379 shares of our common stock. The common stock issuable upon exercise of the new options will equal approximately 1.5% of the total shares of our common stock outstanding as of December 31, 2000.

     TERMS OF NEW OPTIONS. The new options will be issued under either our 1996 Stock Option Plan or our 1998 Stock Incentive Plan (in most cases, the same option plan under which the eligible options were granted). We will enter into a new option agreement with each option holder who accepts the offer. Except with respect to:

     .  the number of shares that may be purchased under the option,

     .  the exercise price,

     .  the date that vesting and exercisability begins,

     .  the vesting period,

     .  the expiration date,

and as otherwise specified in this offer, the terms and conditions of the new options will be substantially the same as the terms and conditions of the eligible options. The terms and conditions of the new options will be substantially similar to one another, regardless of the option plan under which they are issued.

     The issuance of new options under this offer will not create any contractual or other right of the recipients to receive any future grants of stock options or benefits in lieu of stock options.

     The following description of the option plans and the new option agreements are summaries, and are not complete. Complete information about the option plans and the new options is included in the option plans and the new option agreement between you and us. The forms of the new option agreements have been filed with the SEC as exhibits to the Schedule TO. Please contact us at 27 Wormwood Street, Boston, Massachusetts 02210, Attn: Mr. Philip A. Hoffstein, to request copies of the option plans or the forms of the new option agreements. Copies will be provided promptly and at our expense.

     GENERAL. As of December 31, 2000, the maximum number of shares of common stock we can issue in connection with options granted under the 1996 Stock Option Plan and 1998 Stock Incentive Plan, respectively, was 600,000 shares and 800,000 shares. No one person may receive options to purchase more than 200,000 shares under the 1998 Stock Incentive Plan in any one fiscal year. Both the 1996 Stock Option Plan and the 1998 Stock Incentive Plan permit us to grant options intended to qualify as incentive options under the Internal Revenue Code along with nonqualified options which are options that do not qualify as incentive stock options. The new options will qualify as incentive stock options.

     ADMINISTRATION. The option plans are administered by the Plan Administrator. The Plan Administrator members are intended to be "non-employee directors" as defined in Rule 16b-3 promulgated under the Securities Exchange Act and "outside directors" for purposes of section 162(m) of the Internal Revenue Code. The Plan Administrator members are appointed by our Board of Directors to serve for the terms specified by the Board. The Board may remove or reconstitute the Plan Administrator at any time, subject to the requirements of Rule 16b-3. The current Plan Administrator of each option plan maintained by NMT Medical is the Stock Option Committee of the Board of Directors.

     TERM. The term of each option granted under the plan is fixed by the Plan Administrator at the time of grant. The new options to be granted under the offer will have a term of ten years that expires at 11:59 p.m., Boston, Massachusetts Time, on March 26, 2011.

     TERMINATION. The Plan Administrator has the authority to determine the period of time, if any, after you retire, die, become disabled or your employment is otherwise terminated during which you may exercise such options. Except as your new option agreement or the option plan under which it is granted otherwise provides, the new options will terminate following termination of your employment. In that case, your new option will be exercisable, to the extent of the number of shares vested and exercisable at the date of such termination, (a) within one year of termination, if the termination is the result of your death or disability or (b) within three months of termination for any other reason except your termination for cause. However, in no event can a new option be exercised after its expiration date. Any new option that is exercisable at the time of your death may be exercised, to the extent of the number of shares vested and exercisable at the date of death, within one year after the date of death, but in no event later than the expiration date of the option, by the personal representative of your estate, the person(s) to whom your rights under the option have passed by will or by applicable law or the beneficiary designated in accordance with the provisions of the plan under which the option was granted. Unless your option agreement otherwise provides, your options will terminate immediately if your employment terminates "for cause," as defined in the option plan under which the option is granted.

     EXERCISE PRICE. The new options will have an exercise price equal to the closing price for the NMT Medical common stock as quoted by The Nasdaq National Market for the date of grant of the new option, March 27, 2001.

     VESTING AND EXERCISE. The Plan Administrator has the authority to determine the time or times at which options granted under the plans may be exercised. The Plan Administrator may also accelerate the exercisability of options. Each new option will vest in equal annual installments over a four-year period beginning on the first anniversary of the option grant date, March 27, 2001. Accordingly, the first vest date will be March 27, 2002, when 1/4 (25%) of the number of shares subject to each new option will be vested and exercisable. On March 27, 2005, the new options will be fully vested and exercisable. In addition, each new option will become immediately exercisable in full upon an acquisition event of NMT Medical as long as you are an employee of NMT Medical or one of its subsidiaries at such time. An acquisition event of NMT Medical includes (a) any merger or consolidation of NMT Medical with or into another entity as a result of which the common stock of NMT Medical is converted into or exchanged for the right to receive cash, securities or other property or
(b) any exchange of shares of NMT Medical for cash, securities or other property pursuant to a statutory share exchange transaction or (c) the liquidation, dissolution or other similar event involving NMT Medical.

     TAX CONSEQUENCES. You should refer to section 13 for a discussion of the material U.S. federal income tax consequences of the new options and the eligible options, as well as the consequences of accepting or rejecting the new options under this offer to exchange. If you are an employee based outside of the United States, we recommend that you consult with your own tax advisor to determine the tax and social contribution consequences of this transaction under the laws of the country in which you live and work.

     REGISTRATION OF OPTION SHARES. All shares of common stock issuable upon exercise of options under the option plans, including the shares that will be issuable upon exercise of all new options have been registered under the Securities Act on a registration statement on Form S-8 filed with the SEC. Unless you are considered an "affiliate" of NMT Medical, you will be able to sell your option shares free of any transfer restrictions under applicable securities laws.

9.  INFORMATION ABOUT NMT MEDICAL, INC.

     GENERAL. NMT Medical designs, develops and markets innovative medical devices that utilize advanced technologies and are delivered by minimally invasive procedures. NMT Medical's products are designed to offer alternative approaches to existing complex treatments, thereby reducing patient trauma, shortening procedure, hospitalization and recovery times, and lowering overall treatment costs. NMT Medical's business is conducted through two divisions:
Nitinol, which markets septal repair devices, vena cava filters and self-expanding stents, and NMT Neurosciences, which develops, manufactures and markets specialty implants and instruments for neurosurgery, including cerebral spinal fluid shunts, the Spetzler(TM) Titanium Aneurysm Clip and endoscopes and instrumentation for minimally invasive neurosurgery.

     NMT Medical was incorporated in Delaware in July 1986 to develop and commercialize medical devices using Nitinol, a nickel-titanium alloy with unique superelastic and thermal shape memory characteristics. Our principal corporate offices are located in Boston, Massachusetts. We completed our initial public offering in September 1996, and our common stock is listed on The Nasdaq National Market under the symbol "NMTI".

     The financial information included in our annual report on Form 10-K, as amended on Form 10-K/A, for the fiscal year ended December 31, 1999, and our quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2000 is incorporated herein by reference. In addition, we plan to file our Annual Report on Form 10-K for the fiscal year ended December 31, 2000 on or about April 2, 2001. See "Additional Information" in section 16 for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

10. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS ABOUT THE OPTIONS.

     A list of our directors and executive officers is attached to this Offer to Exchange as Schedule A. Directors are not eligible to participate in this offer. All employees, including executive officers, are eligible to participate in this offer. However, of our executive officers, only Randall W. Davis, our Vice President of Sales and Marketing, holds eligible options. Mr. Randall Davis holds options to purchase a total of 149,322 shares of our common stock, of which, options to purchase 103,322 shares constitute eligible options, which represents 26.5% of all eligible options. Mr. Randall Davis has informed us that he intends to participate in the offer and exchange his eligible options. In addition, certain of our non-executive officers are eligible to participate in the offer.

     Neither we, nor to the best of our knowledge, any of our directors or executive officers, nor any of our affiliates or affiliates of our directors or executive officers, engaged in transactions involving the options or our common stock during the 60 days prior to this offer to Exchange, with the following exceptions:

     On January 31, 2001, the date of acceptance of her appointment as a member of our Board of Directors, Ms. Cheryl L. Clarkson received an option to purchase 10,000 shares of common stock at an exercise price of $1.56 per share under our 1996 Stock Option Plan for Non-Employee Directors.

     On February 1, 2001, the date of acceptance of his appointment as a member of our Board of Directors, Mr. Francis J. Martin received an option to purchase 10,000 shares of common stock at an exercise price of $1.50 per share under our 1996 Stock Option Plan for Non-Employee Directors.

     On February 13, 2001, Mr. John E. Ahern, our President and Chief Executive Officer, received an option to purchase 12,500 shares of common stock at an exercise price of $1.31 per share under our 1996 Stock Option Plan as part of his bonus for 2000.

     On February 14, 2001, Mr. Richard E. Davis, our Vice President and Chief Financial Officer, received an option to purchase 85,000 shares of common stock at an exercise price of $1.25 per share under our 1996 Stock Option Plan in connection with the execution of his employment agreement, dated as of February 14, 2001, with us.

     On February 14, 2001, Mr. C. Leonard Gordon, a member of our Board of Directors, received an option to purchase 60,000 shares of common stock at an exercise price of $1.25 per share under our 1996 Stock Option Plan pursuant to a Non-Statutory Stock Option Letter Agreement, dated as of February 14, 2001, between us and Mr. Gordon.

11. STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER.

     Eligible options that we acquire in connection with this offer will be cancelled. The shares of common stock underlying cancelled eligible options that had been granted under each of our 1996 Stock Option Plan and 1998 Stock Incentive Plan will be returned to the respective pool of shares available for grants of new awards or options under each plan without further stockholder action, except as required by applicable law or the rules of The Nasdaq National Market or any other securities quotation system or any stock exchange on which our common stock is then quoted or listed.

     We believe that we will record compensation expense as a result of the offer because:

     . we will grant new options within six months and a day of the date we cancel eligible options returned to us;

     . the exercise price of the new options will be less than the exercise price of the eligible options returned to us on the date we grant the new options; and

     . making the offer will cause any eligible options which are not returned and cancelled to be treated for financial reporting purposes as a variable award.

     As a result of our decision to extend this offer to our employees, all new options, as well as any eligible options that are not returned under this offer, will be treated for financial reporting purposes as variable awards. This means that we will be required to record a non-cash accounting charge reflecting increases and decreases in the price of our common stock in compensation expense in connection with the new options and any eligible options that are not exchanged and cancelled under the offer. We will have to continue to reflect decreases and increases in the price of our common stock in our statement of operations with respect to these options until they are exercised, forfeited or terminated and the eligible options have terms that are longer than the new options. The higher the market value of our common stock, the greater the compensation expense.

12.  LEGAL MATTERS; REGULATORY APPROVALS.

     We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the offer, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition or ownership of the options as described in the offer. If any other approval or action should be required, we presently intend to seek the approval or take the action. This could require us to delay the exchange of options returned to us. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligation under the offer to exchange eligible options and to issue new options is subject to conditions, including the conditions described in section 6.

13.  MATERIAL U.S.  FEDERAL INCOME TAX CONSEQUENCES.

     The following is a general summary of the material U.S. federal income tax consequences of the exchange of options under the offer and the grant of new options. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations and administrative and judicial interpretations as of the date of the offer, all of which may change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of option holders.

     CONSEQUENCES OF EXCHANGE OF OPTIONS. If you exchange outstanding incentive or nonqualified stock options for new options, you will not be required to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange.

     TAX STATUS OF NEW OPTIONS. All new options will be granted as incentive stock options. Nevertheless, an incentive stock option is taxed as a nonqualified stock option if you are not an exployee of NMT Medical at all times between the date on which a particular option was granted (the "Grant Date") and the date that is three months before the date on which the option is exercised (the "Exercise Date"), and for purposes of the alternative minimum tax. In addition, if, as a result of the acceleration of vesting of your option upon an acquisition event or otherwise, your option becomes vested in one calendar year for more than $100,000 of common stock, valued as of the Grant Date, the amount in excess of $100,000 will be treated as nonqualified stock option (the "$100,000 Rule").

     TAX CONSEQUENCES OF NOT ACCEPTING THE OFFER. If your eligible option is an incentive stock option and you do not accept the offer, for income tax purposes only, your option will be treated as if it were cancelled and granted as a new option on March 27, 2001, the date of the offer. In such a case, the option will remain an incentive stock option, except to the extent the deemed re-grant is in excess of the $100,000 Rule. NMT Medical believes that no one's options will exceed the $100,000 Rule if they do not accept the offer. In addition, the Grant Date for the option will be March 27, 2001, the date of the offer, rather than the date it was originally granted. If your eligible option is a nonqualified stock option there will be no tax consequences of not accepting the offer.

     TAX CONSEQUENCES OF INCENTIVE STOCK OPTIONS. In general, you will not recognize taxable income upon the grant or exercise of an incentive stock option. Instead, you will recognize taxable income with respect to an incentive stock option only upon the sale of common stock acquired through the exercise of the option ("ISO Stock").

     Generally, the tax consequences of selling ISO Stock will vary with the length of time that you have owned the ISO Stock at the time it is sold. If you sell ISO Stock on a day which is at least two years after the Grant Date and one year after the Exercise Date, then you will recognize long-term capital gain in an amount equal to the excess of the sale price of the ISO Stock over the exercise price.

     If you sell ISO Stock prior to a day which is at least two years from the Grant Date and one year from the Exercise Date (a "Disqualifying Disposition"), then you generally will recognize ordinary compensation income in an amount equal to the lesser of:

          (i) the excess of the fair market value of the ISO Stock on the Exercise Date over the exercise price; and

          (ii) the excess of the sale price of the ISO Stock over the exercise price.

     If you make a Disqualifying Disposition you will also recognize a capital gain in an amount equal to the excess of the sale price of the ISO Stock over the fair market value of the ISO Stock on the Exercise Date. This capital gain will be a long-term capital gain if you held the ISO Stock for more than one year prior to the date of the sale and will be a short-term capital gain if you held the ISO Stock for a shorter period.

     If you sell ISO Stock for less than the exercise price, then you will recognize capital loss equal to the excess of the exercise price over the sale price of the ISO Stock. This capital loss will be a long-term capital loss if you held the ISO Stock for more than one year prior to the date of the sale and will be a short-term capital loss if you held the ISO Stock for a shorter period.

     TAX CONSEQUENCES OF NON-STATUTORY OPTIONS. As in the case of an incentive stock option, you will not recognize taxable income upon the grant of a nonqualified stock option. Unlike the case of an incentive stock option, however, you will recognize taxable income upon the exercise of a nonqualified stock option. In particular, upon exercise of a nonqualified stock option generally you will recognize ordinary compensation income in an amount equal to the excess of the fair market value of the common stock acquired through the exercise of the option (the "NSO Stock") on the Exercise Date over the exercise price.

     With respect to any NSO Stock, you will have a tax basis equal to the exercise price plus any income recognized upon the exercise of the option. Upon selling NSO Stock, you generally will recognize capital gain or loss in an amount equal to the difference between the sale price of the NSO Stock and your tax basis in the NSO Stock. This capital gain or loss will be a long-term capital gain or loss if you held the NSO Stock for more than one year prior to the date of the sale and will be a short-term capital gain or loss if you held the NSO Stock for a shorter period.

     MAXIMUM INCOME TAX RATES ON CAPITAL GAIN AND ORDINARY INCOME. Long-term capital gain will be taxable at a maximum rate of 20% (18% if certain requirements are satisfied, including the satisfaction of a 5-year holding period). Short-term capital gain and ordinary income will be taxable at a maximum rate of 39.6%. Phaseouts of personal exemptions and reductions of allowable itemized deductions at higher levels of income may result in slightly higher marginal tax rates. Ordinary compensation income will also be subject to a medicare tax and, under certain circumstances, a social security tax.

     TAX CONSEQUENCES TO NMT MEDICAL. The offer, the acceptance of the offer by you and the grant of the new options will have no tax consequences to NMT Medical. Moreover, in general, neither the exercise of an incentive stock option nor the sale of any common stock acquired upon exercise of an option will have any tax consequences to NMT Medical. NMT Medical generally will be entitled to a business-expense deduction, however, with respect to any ordinary compensation income recognized by you. Any such deduction will be subject to the limitations of Section 162(m) of the Internal Revenue Code.

     WITHHOLDING. While your Disqualifying Disposition of ISO Stock will result in the recognition of ordinary compensation income, NMT Medical will have no withholding obligation with respect to that income. Nevertheless, NMT Medical will have a withholding obligation with respect to ordinary compensation income recognized with respect to a nonstatutory option. NMT Medical will require you to make arrangements to satisfy this withholding obligation.

     We recommend that you consult your own tax advisor with respect to the federal, state, local and foreign tax consequences of participating in the offer.

14.  EXTENSION OF OFFER; TERMINATION; AMENDMENT.

     We may at any time and from time to time, extend the period of time during which the offer is open by publicly announcing the extension and giving oral or written notice of the extension to the option holders.

     Prior to the expiration date to terminate or amend the offer we may postpone canceling any eligible options if any of the conditions specified in section 6 occur. In order to postpone we must publicly announce the postponement and give oral or written notice of the postponement to the option holders. Our right to delay canceling eligible options is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act, which requires that we must pay the consideration offered or return the surrendered options promptly after we terminate or withdraw the offer.

     As long as we comply with any applicable laws, we may amend the offer in any way, including decreasing or increasing the consideration offered in the offer to option holders or by decreasing or increasing the number of eligible options to be exchanged or surrendered in the offer.

     We may amend the offer at any time by publicly announcing the amendment. If we extend the length of time during which the offer is open, the amendment must be issued no later than 9:00 a.m., Boston, Massachusetts Time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement relating to the offer will be sent promptly to option holders in a manner reasonably designed to inform option holders of the change, for example, by issuing a press release.

     If we materially change the terms of the offer or the information about the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rule 13e-4(d)(2) and Rule 13e-4(e)(3) promulgated under the Securities Exchange Act. Under these rules the minimum period an offer must remain open following material changes in the terms of the offer or information about the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances. If we decide to take any of the following actions, we will publish notice of the action:

     . we increase or decrease what we will give you in exchange for your options; or

     . we increase or decrease the number of options eligible to be exchanged in the offer.

     If the offer is scheduled to expire within ten business days from the date we notify you of such an increase or decrease, we will also extend the offer for a period of ten business days after the date the notice is published.

15.  FEES AND EXPENSES.
     We will not pay any fees or commissions to any broker, dealer or other person for asking option holders to eligible options under this offer to exchange.

16.  ADDITIONAL INFORMATION.

     This Offer to Exchange is a part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to exchange your options:

     (a) our annual report on Form 10-K for our fiscal year ended December 31, 1999, filed with the SEC on April 14, 2000, as amended by the Form 10-K/A, filed with the SEC on May 1, 2000;

     (b) our annual report on Form 10-K for our fiscal year ended December 31, 2000, to be filed with the SEC on or about April 2, 2001;

     (c) our quarterly report on Form 10-Q for our fiscal quarter ended September 30, 2000, filed with the SEC on November 14, 2000; and

     (d) the description of our common stock included in our registration statement on Form 8-A, which was filed with the SEC on July 11, 1996, including any amendments or reports we file for the purpose of updating that description.

     The SEC file number for these filings is 000-21001. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

 450 Fifth Street, N.W.       7 World Trade Center      500 West Madison Street
       Room 1024                   Suite 1300                  Suite 1400
Washington, D.C.  20549     New York, New York 10048    Chicago, Illinois 60661

     You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

     Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

     Our common stock is quoted on The Nasdaq National Market under the symbol "NMTI", and our SEC filings can be read at the following Nasdaq address:

                               Nasdaq Operations
                              1735 K Street, N.W.
                            Washington, D.C.  20006

     We will also provide without charge to each person to whom we deliver a copy of this Offer to Exchange, upon their written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to these documents (unless the exhibits are specifically incorporated by reference into the documents). Requests should be directed to:

                               NMT Medical, Inc.
                               27 Wormwood Street
                          Boston, Massachusetts 02210
                         Attn:  Chief Financial Officer

or by telephoning us at (617) 737-0930 between the hours of 9:00 a.m. and 5:00 p.m., Boston, Massachusetts local time.

     As you read the documents listed in section 16, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

     The information contained in this Offer to Exchange about NMT Medical should be read together with the information contained in the documents to which we have referred you.

17.  FORWARD LOOKING STATEMENTS; MISCELLANEOUS.

     This Offer to Exchange and our SEC reports referred to above include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements involve risks, uncertainties or other factors which may cause actual results, performance or achievements of NMT Medical to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed under the heading "Certain Factors That May Affect Future Results" included in the Management's Discussion and Analysis of Financial Condition and Results of Operations in NMT Medical's Annual Report on Form 10-K, as amended by Form 10-K/A, for the year ended December 31, 1999, and its subsequent filings with the Securities and Exchange Commission.

     If at any time, we become aware of any jurisdiction where the making of this offer violates the law, we will make a good faith effort to comply with the law. If, we cannot comply with the law, the offer will not be made to, nor will exchanges be accepted from or on behalf of, the option holders residing in that jurisdiction

     The Board of Directors recommends that you accept this offer. The Board of Directors recognizes that the decision to accept is an individual one that should be based on a variety of factors and you should consult your personal advisors if you have questions about your financial or tax situation. The information about this offer from NMT Medical is limited to this document and the enclosed cover letter and attached summary of terms.

           NMT Medical, Inc.                 March 27, 2001

                                  SCHEDULE A

                      INFORMATION ABOUT THE DIRECTORS AND
                    EXECUTIVE OFFICERS OF NMT MEDICAL, INC.

     The directors and executive officers of NMT Medical, Inc. and their positions and offices as of March 27, 2001, are set forth in the following table:

            Name                                        Position and Offices Held
            ----                                        -------------------------
John E. Ahern...............          President and Chief Executive Officer, Chairman of the Board
Richard E. Davis............          Vice President and Chief Financial Officer
Randall W. Davis............          Vice President of Sales and Marketing
Robert G. Brown.............          Director
Cheryl L. Clarkson..........          Director
R. John Fletcher............          Director
C. Leonard Gordon...........          Director
James E. Lock...............          Director
Francis J. Martin...........          Director
Morris Simon................          Director

     The address of each director and executive officer is:
c/o NMT Medical, Inc., 27 Wormwood Street, Boston, Massachusetts 02210.

--------------------------------------------------------------------------------


                               OFFER TO EXCHANGE

                            OUTSTANDING OPTIONS TO

               PURCHASE COMMON STOCK, $.001 PAR VALUE PER SHARE,

                          HAVING AN EXERCISE PRICE OF

                          $4.00 PER SHARE OR GREATER

                                      OF

                               NMT MEDICAL, INC.

                             --------------------

     Any questions or requests for assistance or additional copies of any documents referred to in the offer to exchange may be directed to Philip A. Hoffstein, NMT Medical , Inc., 27 Wormwood Street, Boston, Massachusetts, telephone: (617) 737-0930.

                             --------------------

                                March 27, 2001


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